Execution Version

Amendment to Subadvisory Agreement

for AST MULTI-SECTOR FIXED INCOME PORTFOLIO OF

ADVANCED SERIES TRUST

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and PGIM, Inc. (formerly Prudential Investments Management, Inc.) (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as February 25, 2013 by and between the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Multi-Sector Fixed Income Portfolio (formerly AST Long Duration Bond Portfolio) as follows:

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

     IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and PGIM, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy Cronin

Title: Senior Vice President

PGIM, Inc.

By: /s/ Bas C. NieuweWeme

Name: Bas C. NieuweWeme

Title: Vice President

Effective Date as Revised: February 1, 2019

SCHEDULE A

Advanced Series Trust

AST Multi-Sector Fixed Income Portfolio

As compensation for services provided by PGIM, Inc. (“PGIM”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay PGIM an advisory fee on the net assets managed by PGIM that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee*,**
AST Multi-Sector Fixed Income Portfolio	0.15% of average daily net assets to $500 million; 0.14% of average daily net assets over $500 million to $2 billion; and 0.12% of average daily net assets over $2 billion

*   For purposes of calculating the subadvisory fee, the assets of the AST Multi-Sector Fixed Income Portfolio will be aggregated with the assets of the AST Prudential Corporate Bond Portfolio.

** In the event PGIM invests Portfolio assets in other pooled investment vehicles it manages or subadvises, PGIM will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to PGIM with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: February 1, 2019